                            STOCK PURCHASE AGREEMENT


                               DATED MAY 23, 1996


                                  BY AND AMONG


                         PONDER ENERGY SERVICES, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                            PONDER INDUSTRIES, INC.


                                      AND


                             PANTHER OIL TOOLS LTD.


                             COVERING THE PURCHASE
                             OF SPECIFIED STOCK OF
                          PANTHER OIL TOOLS (UK) LTD.

                                                    TABLE OF CONTENTS
1.       GENERAL DEFINITIONS
         1.1     Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Governmental Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4     Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.5     Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.6     Ponder Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.7     Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       PURCHASE AND SALE OF THE STOCK; CLOSING DATE
         2.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.2     Delivery and Endorsement of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.3     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.       PURCHASE SHARES

4.       REPRESENTATIONS AND WARRANTIES BY SELLER
         4.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.2     Share Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.3     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.4     Events Since Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.5     Directors, Officers and Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.6     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.7     Taxes and Governmental Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         4.8     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.9     Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.10    Properties, Assets and Leasehold Estates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.11    Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.12    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.13    Suits, Actions and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.14    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.15    Licenses and Permits; Compliance with Governmental Requirements  . . . . . . . . . . . . . . . . . .   4
         4.16    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         4.17    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.18    Environmental Protection Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.19    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.20    Customer List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.21    Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER
         5.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.3     Brokers and Finders        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.4     Ponder Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

6.       NATURE OF STATEMENTS AND SURVIVAL OF INDEMNITIES, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLER



7.       COVENANTS OF SELLER PRIOR TO CLOSING DATE
         7.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         7.2     General Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         7.3     General Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         7.4     No Transfer of the Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         7.5     Approvals and Consents     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

8.       CONDITIONS TO OBLIGATIONS OF PURCHASER
         8.1     Accuracy of Representations and Warranties and Fulfillment of Covenants  . . . . . . . . . . . . . .   7
         8.2     No Governmental Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         8.3     No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         8.4     Board of Directors Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         8.5     Execution of Asset Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
         9.1     Accuracy of Representations and Warranties and Fulfillment of Covenants  . . . . . . . . . . . . . .   8

10.      INDEMNITY BY SELLER
         10.1    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         10.2    Notice of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         10.3    Right of Seller to Participate in Defense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         10.4    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

11.      REQUIREMENTS OF SECURITIES LAWS
         11.1    Accredited Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         11.2    Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         11.3    SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         11.4    Incidental Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.      NON-COMPETITION AGREEMENT

13.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

14.      EXPENSES

15.      NOTICES

16.      REMEDIES FOR BREACH
         16.1    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

17.      GENERAL PROVISIONS
         17.1    Governing Law; Interpretation; Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         17.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         17.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         17.4    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         17.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         17.6    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         17.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         17.8    Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


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

18.      TERMINATION
         18.1    Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         18.2    Failure of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         18.3    Failure to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                              LIST OF SCHEDULES

Schedule 4.1 - Incorporation                       being copies of the Articles of Incorporation and bylaws of Target and all amendments thereto to date.

Schedule 4.3 - Financial Statements                being copies of financial statements for Target including Audited
                                                   Balance Sheet as of March 31, 1996 and March 31, 1995 as well as
                                                   Income Statement and Statement of Changes in Financial Position for
                                                   fiscal year ended March 31, 1996 and March 31, 1995.

Schedule 4.5 - Directors, Officers
and Employees                                      being a true and complete list of names and current annual compensation paid by Target to each director, officer and employee of
                                                   Target.

Schedule 4.6 - Inventories                         being a true and complete list of current inventory of Target as reflected on Reference Balance Sheet.

Schedule 4.8 - Employee Benefit Plans              being a list of all existing employee benefit plans including, but not limited to, pension plans and health or welfare plans.

Schedule 4.9 - Contracts and Agreements            being a true and complete list of all material contracts, agreements, leases, licenses, plans, arrangements of commitments, written or oral, to which Target is a party or is in any way bound or obligated.

Schedule 4.10 - Properties, Assets,
and Leasehold Estates                              being a true and complete list of all property Target owns or has the right to use, real or personal, tangible or intangible as of the date hereof.

Schedule 4.12 - Bank Accounts                      being a true and complete list of all bank or financial accounts and safe deposit boxes of Target and of the credit and debit balances of such accounts as of the most recent practicable date.  Also lists all persons having signatory authority over such accounts and safe deposit boxes.

Schedule 4.13 - Suits, Actions and Claims          being a complete list of all suits, actions, claims, inquiries o investigations by any Person or any legal administrative or arbitration proceedings in which Target is engaged or which are pending, threatened against or affecting Target or any of its properties, assets or business.

Schedule 4.14 - Insurance Policies                 being a list of all insurance policies maintained by Target on it properties, assets, business or personnel, specifying the insurer, the amount of coverage, the type of insurance and the policy number.

Schedule 4.15 - Licenses and Permits;
Compliance with
Governmental Requirements                          being a true and complete list of all licenses and permits necessary for the conduct of Target's business.

Schedule 4.20 - Customer List                      being a true, correct and complete list of all customers of Target to which Target has sold or provided products or services during the 2 years immediately preceding the date hereof.  This list provides a statement of gross revenues received from each such customer by
                                                   Target during the fiscal year ended March 31, 1996.

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made and entered into this 23rd day of May, 1996, by and between Panther Oil Tools (UK) Ltd., an England corporation ("Target"), Panther Oil Tools Ltd., a Jersey corporation ("Seller"), and Ponder Energy Services, Inc., a Delaware corporation ("Purchaser"), Purchaser being a wholly owned subsidiary of Ponder Industries, Inc., a Delaware corporation ("Ponder").

                             W I T N E S S E T H :

         WHEREAS, Seller owns all of the outstanding shares of capital stock of Target (the "Stock"), and Seller desires to sell the Stock to Purchaser pursuant to this Agreement as hereinafter provided; and

         WHEREAS, Purchaser desires to acquire the Stock from Seller pursuant to this Agreement as hereinafter provided;

         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         1.1 Affiliate. "Affiliate" of any Person shall mean any Person controlling, controlled by or under common control with such Person.

         1.2 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and/or existing.

         1.3 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

         1.4 Material Adverse Effect. "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operation, performance or prospects of the Target.

         1.5 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

         1.6 Ponder Stock. "Ponder Stock" shall mean the common stock, $.01 par value of Ponder.

         1.7 Schedule. "Schedule" to mean Schedules to this Agreement, unless otherwise stated, and the Schedule may be attached to the Agreement or set forth in a separate document denoted as the Schedule to this Agreement.

         1.8 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

         2.      PURCHASE AND SALE OF THE STOCK; CLOSING DATE.

         2.1 Purchase and Sale. Subject to the terms and conditions herein contained, Seller agrees to sell, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) all right, title and interest in and to the Stock, the Stock being all of the issued and outstanding capital stock of Target. Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Seller the Stock and to deliver at the Closing the Purchase Shares and the Purchase Cash (as hereinafter defined) pursuant to the provisions of Section 3 below.

         2.2 Delivery and Endorsement of Certificates. At the Closing, Seller shall deliver to Purchaser certificates representing the Stock, duly endorsed in blank by Seller, or accompanied by stock powers duly executed in blank by Seller, and with all necessary transfer tax and other revenue stamps, acquired at Seller's expense, affixed and canceled.

         2.3 Closing Date. Subject to the terms and conditions herein contained, the consummation of the transactions referred to above shall take place (the "Closing") on or before May 31, 1996, at 10:00 a.m., local time, at the offices of Ponder in Houston, Texas, or at such other time, date and place as Purchaser and Seller shall in writing designate (the "Closing Date").

         3. PURCHASE SHARES. The aggregate consideration for the Stock is 1,200,000 shares of Ponder Stock (the "Purchase Shares"), fully paid and nonassessable, to be delivered by Purchaser to Seller at the Closing and US $250,000 in cash (the "Purchase Cash").

         4. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Purchaser as follows:

         4.1 Incorporation. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted, except where the failure to so qualify or be licensed would not individually or in the aggregate have a Material Adverse Effect. Target has full corporate power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business. The copies of the Articles of Incorporation and bylaws of Target and all amendments thereto to date, each of which are included in
Schedule 4.1 hereto, are true, complete and correct.

         4.2 Share Capital. The authorized share capital of Target consists of 10,000 shares of common stock, L.1 par value, of which 10,000 shares are issued and outstanding and 375,000 shares of cumulative redeemable preferred stock, L.1 par value, of which 375,000 shares are issued and outstanding. All of such issued and outstanding shares are validly issued and outstanding, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the authorized or outstanding capital stock of Target. Seller owns all of the issued and outstanding shares of the Stock free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders' agreements, equities, charges, options, conditional sale or title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever, and the consummation of the purchase and sale contemplated by this Agreement will transfer to Purchaser good and marketable title to the Stock free and clear of any such items.

         4.3 Financial Statements. Seller has delivered to Purchaser copies of the following financial statements for Target, all of which financial statements are included in Schedule 4.3 hereto:

                 (a) Audited Balance Sheet (the "Reference Balance Sheet") as of March 31, 1996 and March 31, 1995 (the "Balance Sheet Date").

                 (b) Income Statement and Statement of Changes in Financial Position for the fiscal year ended March 31, 1996 and March 31, 1995.

         All financial statements supplied Purchaser by Seller are true and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and present fairly the financial condition and the results of the operations of Target as of the dates and for the periods indicated thereon. The Reference Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Target, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of Taxes to the extent such items are required to be reflected on such balance sheet under generally accepted accounting principles consistently applied.

         4.4 Events Since Balance Sheet Date. Since the Balance Sheet Date there has not been:

                 (a) any material change in the financial condition or in the properties, assets, liabilities or business of Target, except normal and usual changes in the ordinary course of business, none of which has been materially adverse and all of which in the aggregate have not been materially adverse;

                 (b) any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any issuance of any shares of such stock or any granting or entering into of any option or commitment relating to any of such stock;

                 (c) any transaction entered into or engaged in by Target other than transactions in the ordinary course of business; or

                 (d) to the best of Seller's knowledge (after due inquiry of Target), any other occurrence, event or condition that has resulted in a Material Adverse Effect (or can reasonably be expected to result in a Material Adverse Effect) on the properties, assets or business of Target.

        4.5 Directors, Officers and Employees. Schedule 4.5 hereto sets forth a true and complete list of the names of and current annual compensation paid by Target to each director, officer and employee of Target.

         4.6 Inventories. Schedule 4.6 hereto sets forth a true and complete list of the current inventory of Target. The inventories of Target reflected on the Reference Balance Sheet consist of items of a quality and quantity usable and saleable in the normal course of business of Target at an aggregate value at least equal to the value at which such inventories are reflected on the Reference Balance Sheet.

         4.7 Taxes and Governmental Returns. As of the date hereof, all Tax returns, information returns and governmental reports of every nature required by any Governmental Authority or Governmental Requirement to be filed by Target or which include or should include Target, ("Governmental Returns") have been filed for all periods ending on or before the date hereof, and all Taxes shown to be due and payable on such Governmental Returns or on any assessments related to such Governmental Returns have been paid, except for taxes or assessments reasonably contested by Target or as to which the nonpayment individually or in the aggregate would not have a Material Adverse Effect. All Governmental Returns and reports and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all Tax liabilities of Target for the periods covered by such Governmental Returns and reports. Target has no unpaid liability for any Taxes of any nature whatsoever for any period prior to the date hereof, except for taxes or assessments reasonably contested by Target or as to which the nonpayment individually or in the aggregate would not have a Material Adverse Effect. The charges, accruals and reserves on the Reference Balance Sheet in respect of all accrued Taxes are adequate to provide fully for all Taxes, if any, payable by Target with respect to periods ended on or before the date of this Agreement.

         4.8 Employee Benefit Plans. Except as set forth on Schedule 4.8 hereto, Target has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal.

         4.9 Contracts and Agreements. Schedule 4.9 hereto sets forth a true and complete list of all of the material contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to which Target is a party or by which Target or any of its assets or properties is in any way bound or obligated (including all amendments, supplements and modifications thereto) (the "Contracts").

         All of the Contracts are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by Target, or, to the best knowledge of Seller (after due inquiry of Target), by any other party to the Contracts. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts have been delivered by Seller to Purchaser.

         4.10 Properties, Assets and Leasehold Estates. Target owns or has the right to use all property, real or personal, tangible or intangible, (i) reflected on the Reference Balance Sheet (other than items sold by Target since the Balance Sheet Date in the ordinary course of its business) or (ii) utilized in or necessary for the operation of its business. Schedule 4.10 hereto sets forth a true and complete list of all such property as of the date hereof. Target has good and marketable title to all the properties, interests in properties, assets and leasehold estates, real and personal, set forth in Schedule 4.10, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges,
easements, covenants,   assessments, restrictions and   encumbrances of any
nature whatsoever.

         4.11 Intangible Property. The operation of the business of Target as now conducted does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names or copyrights, and the operation of the business of Target as presently conducted does not violate or infringe upon any such items owned by others.

         4.12 Bank Accounts. Schedule 4.12 hereto sets forth a true and complete list of all bank or financial accounts and safe deposit boxes of Target and of the credit and debit balances of such bank and financial accounts as of the most recent practicable date. Schedule 4.12 also lists all persons having signatory authority over or access to such bank and financial accounts and safe deposit boxes.

         4.13    Suits, Actions and Claims.  Except as set forth in Schedule
4.13 hereto, (i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Target is engaged or which are pending or, to the best knowledge of Seller (after due inquiry of Target), threatened against or affecting Target or any of its properties, assets or business, or to which Target is or might become a party, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Target or any of its properties, assets or business. Without limiting the foregoing, neither Seller nor any officer of Target has any knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Target.

         4.14 Insurance Policies. Schedule 4.14 hereto contains a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number) maintained by Target on its properties, assets, business and personnel.

         4.15 Licenses and Permits; Compliance with Governmental Requirements. Schedule 4.15 hereto sets forth a true and complete list of all licenses and permits necessary for the conduct of Target's business. Target has complied with all material Governmental Requirements applicable to its business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.

         4.16 Authorization. Seller has full legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein have been duly and validly authorized by all requisite action of Seller, and this Agreement has been duly and validly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

         4.17 Accounts Receivable. All notes and accounts receivable of Target shown on the Reference Balance Sheet or that have arisen since the Balance Sheet Date ("Accounts Receivable") have arisen in the ordinary course of business. All Accounts Receivable either (i) have been collected or (ii) are collectible on the respective due dates thereof, or, if no due date is stated with respect thereto, 90 days of their creation in the ordinary course of business, in each case in the aggregate recorded amounts thereof.

         4.18 Environmental Protection Laws. None of Target, its business or its assets are now, nor have any of Target, its business or its assets been in the past, in violation of any applicable Governmental Requirement related to environmental protection, air pollution, hazardous materials or other similar matters except for such violations which individually or in the aggregate would not have a Material Adverse Effect.

         4.19 Brokers and Finders. No broker or finder has acted for Target or Seller in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Target or Seller.

         4.20 Customer List. Schedule 4.20 hereto sets forth a true, correct and complete list of all customers of Target to which Target has sold or provided products or services during the two (2) years immediately preceding the date hereof. This list provides an accurate statement of the gross revenues received from each such customer by Target during the fiscal year ended March 31, 1996.

         4.21 Adverse Facts. Seller is not aware (after having made all reasonable inquiries) of any material fact or matter not disclosed in this Agreement or in the Schedules hereto which might reasonably affect the willingness of a purchaser to acquire the Stock on the terms (including price) contained herein or that might be expected to adversely affect the assets or the business of Target after Closing.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

         5.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authorization. Purchaser has full legal right and corporate power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity. Except for the approval of the Board of Directors of Purchaser, no approvals are required for the issuance of the Purchase Shares under the operative corporate documents of Purchaser.

         5.3 Brokers and Finders. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

         5.4 Ponder Common Stock. The authorized share capital of Ponder consists of 50,000,000 shares of common stock, $.01 par value ("Ponder Common Stock"), of which 8,912,484 shares of Ponder Common Stock are issued and outstanding. All of the Purchase Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

         6. NATURE OF STATEMENTS AND SURVIVAL OF INDEMNITIES, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLER. All statements of fact contained in this Agreement or in any written statement (including financial statements), certificate, schedule or other document delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Seller hereunder. All indemnities, guarantees, covenants, agreements, representations and warranties made by Seller hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing, regardless of any investigation at any time made by or on behalf of Purchaser.

         7. COVENANTS OF SELLER PRIOR TO CLOSING DATE. Seller hereby covenants and agrees that between the date of this Agreement and the Closing
Date:

         7.1 Access to Information. Target shall and Seller shall, and shall cause Target to, afford to the officers and authorized representatives of Purchaser access to the plants, properties, books and records of Target and furnish Purchaser with such financial and operating data and other information regarding the business, assets and properties of Target as Purchaser may from time to time reasonably request, including, but not limited to, true and correct unaudited monthly financial statements for all months ending after the Balance Sheet Date and prior to the Closing Date.

         7.2 General Affirmative Covenants. Target shall and Seller shall cause Target to:

                 (a)  conduct its business only in the ordinary course;

                 (b) maintain its properties and facilities in good working order and condition, ordinary wear and tear excepted;

                 (c) perform all its obligations under agreements relating to or affecting its business, assets, properties and rights;

                 (d) keep in full force and effect present insurance policies or other comparable insurance coverage acceptable to and approved in writing by Purchaser; provided, however, that any incremental increase in insurance coverage shall be paid by Purchaser;

                 (e) use its best efforts to maintain and preserve its business organization intact and to retain its present employees, customers and others having business relations with it;

                 (f) duly and timely file all reports or returns required to be filed with any Governmental Authority, and promptly pay all Taxes levied or assessed upon it or its properties or upon any part thereof subject to the right to contest such taxes and assessments;

                 (g) duly observe and conform to all laws and requirements of any Governmental Authority relating to its assets or properties or to the operation and conduct of its business and all covenants, terms and conditions upon or under which any of its properties are held;

                 (h) duly and timely take all actions necessary to carry out the transactions contemplated hereby;

                 (i) deliver to Purchaser on or before the 15th day of each month true and correct unaudited monthly balance sheets and statements of income of Target for the immediately preceding month; and

                 (j)  preserve and maintain the goodwill of Target.

         7.3 General Negative Covenants. Target shall not take, and Seller shall prohibit and prevent Target from taking, any of the following actions without the prior written consent of Purchaser (except with respect to subparagraph (e) below):

                 (a) making or approving any changes in Target's Articles of Incorporation or other charter documents or bylaws;

                 (b) issuing any shares of stock or securities or any rights with respect thereto;

                 (c) declaring or paying any dividend or making any distribution in respect of Target's stock, whether now or hereafter outstanding, or purchasing, redeeming or otherwise acquiring or retiring, directly or indirectly, for value any shares of stock or securities of Target;

                 (d) without the prior written or oral consent of Purchaser, entering into or assuming any contract, agreement, obligation, lease, license or commitment related to the business or assets of Target, not in the ordinary course of business, that can be expected to generate gross revenues or expenses in excess of US $50,000;

                 (e) except under existing credit facilities and in the ordinary course of business, entering into or assuming any mortgage, pledge, conditional sale or other title retention agreement, lien, encumbrance or charge of any kind upon any of the properties or assets of Target, whether now owned or hereafter acquired, or creating or assuming any obligation for borrowed money, or making any loans or advances to or assuming, guaranteeing, endorsing or otherwise becoming liable with respect to the obligations, stock or dividends of any person, firm, association or corporation, or purchasing or otherwise acquiring any stocks, bonds or other securities of any person, firm, association or corporation, or selling, leasing, abandoning or otherwise disposing of any of the assets of Target, including, but not limited to, real property, machinery, equipment or other operating properties;

                 (f) engaging in any activities or transactions that might result in a Material Adverse Effect; or

                 (g) merging or consolidating with any other corporation or acquiring all or substantially all of the business or assets of any other person, firm, association or corporation.

         7.4 No Transfer of the Stock. Seller shall not sell, transfer, assign, pledge or otherwise dispose of or encumber any right, title or interest in or to any of the Stock or enter into any agreement, trust or commitment relating to any of the Stock.

         7.5 Approvals and Consents. Seller shall, and shall cause Target to, obtain, in writing and without penalty to Purchaser, all necessary approvals and consents required in order to authorize, approve and consummate this Agreement.

         8. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser in its sole discretion):

         8.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the agreements and covenants of Seller and Target to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed. Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller to all such effects.

         8.2 No Governmental Actions. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement. No Governmental Authority shall have taken any other action as a result of which the management of Purchaser reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

         8.3 No Material Adverse Effect. No Material Adverse Effect shall have occurred and no material loss or damage to any of the properties or assets of Target, whether or not covered by insurance, shall have occurred since the Balance Sheet Date, and Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller to all such effects.

         8.4 Board of Directors Approval. The board of directors of Purchaser, in its sole discretion, shall have approved this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

         8.5 Execution of Asset Purchase Agreement. Purchaser and Villain Ltd., a Guernsey corporation ("Villain"), shall have consummated the transactions contemplated by the Asset Purchase Agreement dated
_______________, 1996, between Purchaser and Villain.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Seller, in its sole discretion):

         9.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed. Purchaser shall have delivered to Seller a certificate dated the Closing Date and executed by Purchaser to all such effects.

         10.     INDEMNITY BY SELLER.

         10.1 Indemnity. Seller covenants and agrees that it will indemnify, hold harmless and defend Purchaser and Target and their respective officers, directors, employees, agents, consultants, representatives and Affiliates (collectively, the "Indemnified Parties"), at all times from and after the date of this Agreement, from and against any and all penalties, demands, damages, punitive damages, losses, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever (including, without limitation, interest and penalties thereon), and expenses (including, without limitation, reasonable attorneys' fees) of or to any of the Indemnified Parties ("Damages"), which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

                 (a) any material misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement or from any material misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Purchaser pursuant to the terms of this Agreement, which individually or in the aggregate are material. Solely for purposes of determining whether any party is entitled to indemnification under this Section 10.1 or whether any representation or warranty or any covenant or agreement herein has been breached, if any representation or warranty or any covenant or agreement herein contains any materiality qualifier with respect thereto, then any materiality qualifier in such provision with respect thereto shall be deemed not to apply and shall be read and interpreted as if the qualification stated herein with respect to materiality was not contained therein; and

                 (b) all material actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing;

provided that no such obligation of indemnity shall accrue and Sellers shall only be obligated hereunder, to the extent Damages exceed $100,000, and then only for the amounts in excess of $100,000 and; provided further in no event shall the amounts due hereunder exceed $4,000,000.00.

         10.2 Notice of Claim. Purchaser agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it or any Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person with respect to any matter as to which any of the Indemnified Parties are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to herein as the "Claim"), Purchaser will give prompt notice thereof in writing to Seller together with a statement of such information respecting any of the foregoing as it shall then have; provided that any delay in giving or failure to give such notice shall not limit Purchaser's or Target's rights to indemnity hereunder except to the extent that Seller is shown to have been damaged by such delay or failure.

         10.3 Right of Seller to Participate in Defense. With respect to any Claim as to which Purchaser seeks indemnity hereunder, Seller shall assume the defense of any such proceeding, and shall have the sole discretion to settle or defend any proceeding; provided that Purchaser shall have the right to approve any such settlement, which approval shall not be unreasonably withheld and Seller shall pay the fees of one firm of defense counsel unless such counsel determines a conflict exists in which case Purchaser shall have the right to engage separate counsel.

         10.4 Payment. Seller shall promptly pay to Purchaser or such other Indemnified Parties as may be entitled to indemnity hereunder in cash the amount of any Damages to which Purchaser or such Indemnified Parties may become entitled by reason of the provisions of this Agreement.

         11.     REQUIREMENTS OF SECURITIES LAWS.

         11.1 Accredited Investors. Seller recognizes that the Purchase Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon an exemption from the Securities Act which is predicated, in part, on the representations and agreements of Seller set forth in this Agreement. Seller represents and warrants to the Purchaser and Ponder that Seller is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act and that the Purchase Shares are being acquired solely for their own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act. Seller understands that the effect of such representation and warranty is that the Purchase Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. Seller also understands that the Purchaser is under no obligation to file a registration statement under the Securities Act covering the Purchase Shares or to take any other action to enable Seller to transfer or otherwise dispose of the Purchase Shares. Seller represents that it has consulted with counsel in regard to the Securities Act and that it is fully familiar with the circumstances under which it is required to hold the Purchase Shares and the limitations upon the transfer or other disposition thereof. Seller acknowledges that the Purchaser is relying upon the truth and accuracy of the foregoing representations and warranties in issuing the Purchase Shares under the Securities Act. Seller agrees to indemnify and hold the Purchaser and Ponder harmless against all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by the Purchaser and Ponder as a result of any sale, transfer or other disposition by Seller of all or any part of the Purchase Shares in violation of the Securities Act.

         11.2    Legend. The Purchase Shares shall bear the following legend:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

         11.3 SEC Documents. Seller acknowledges that it has been furnished by the Purchaser and Ponder with (a) a copy of the Annual Report on Form 10-K of Ponder for the fiscal year ended August 31, 1995, in the form filed with the Securities and Exchange Commission ("SEC"), (b) definitive proxy statement relating to the most recent meeting of shareholders, (c) copies of all filings since August 31, 1995, by Ponder with the SEC in compliance with Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
(d) any other relevant financial, business or operational information reasonably requested by Seller. Seller represents that it has reviewed the foregoing documents and acknowledges that it has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in the foregoing documents, including the opportunity to ask questions of, and receive answers from, officers and representatives of Ponder concerning the Purchaser and Ponder and the terms and conditions of the transactions contemplated by this Agreement. Seller acknowledges that Seller has been advised by counsel during the course of the negotiation of this Agreement, with respect to the transactions contemplated by this Agreement.

         11.4    Incidental Registration.   If, at any time after the Closing
Date, Ponder proposes to register any of the Ponder Stock (whether unissued, yet to be authorized or held by any person) under the Securities Act, it shall, at least 30 days prior to the filing under the Securities Act of the registration statement relating thereto, give written notice to Seller of its intention to do so, and, upon the written request of Seller given within 10 days after the giving of any such notice (which request shall state the proposed method of distribution), Ponder shall include or cause to be included in any such registration statement the Purchase Shares; provided, however, that Ponder may at any time withdraw or cease proceeding with any such registration if it shall at the time withdraw or cease proceeding with the registration of such Ponder Stock originally proposed to be registered; and provided further, that if the registration proposed by Ponder relates to an underwritten offering, Seller shall not have any right to sell the Purchase Shares in any manner or through any underwriter other than in the manner and through the managing underwriter or underwriters being used by Ponder.

                 (a) Notwithstanding any other provision of this Section 11.4, if a registration pursuant to this Section 11.4 involves a firm commitment, underwritten offering of the securities so being registered and if the managing underwriter of such offering informs Ponder and Seller by letter of its belief that marketing factors require a limitation of the number of shares to be underwritten, Ponder may limit the amount of Purchase Shares to be included in the registration and underwriting; provided that no such reduction shall reduce the securities being offered by Ponder for its own account; and provided that those shares which are excluded from the underwritten offering shall be withheld from the market by the holders thereof for a period, not to exceed 180 days, which the managing underwriter reasonably determines as necessary in order to effect the underwritten offering.

                 (b) Registration Procedures and Expenses. If and whenever Ponder is required to include the Purchase Shares in a registration statement under the Securities Act, as provided in Section 11.4 hereof, Ponder shall, as expeditiously as is reasonably practicable, do each of the following:

                 (i) prepare and file with the SEC a registration statement with respect to the Purchase Shares and, subject to the limitations under Section 11.4 hereof, use its best efforts to cause such registration statement to become effective;

                 (ii) cooperate with Seller and any underwriter who shall sell the Purchase Shares in connection with their review of Ponder made in connection with such registration;

                 (iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for 120 days from the date of its effectiveness, and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all the Purchase Shares covered by such registration statement for such period;

                 (iv) furnish to Seller such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as Seller may reasonably request in order to facilitate the disposition of the Purchase Shares; and

                 (v) Ponder shall (a) notify Seller at any time when a prospectus relating to the Purchase Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and (b) at the request of Seller, prepare and furnish to Seller a reasonable number of copies of any supplement to or any amendment of such prospectus that may be necessary so that, as thereafter delivered to the purchasers of the Purchase Shares such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                 (c) Agreement by Seller. In the event that Seller participates, pursuant to this Section 11.4, in the offering of the Purchase Shares Seller shall;

                 (i) furnish Ponder all material information reasonably requested by Ponder concerning Seller and the proposed method of sale or other disposition of the Purchase Shares and such other information and undertakings as shall be reasonably required in connection with the preparation and filing of the registration statement covering the Purchase Shares in order to ensure full compliance with the Securities Act and the rules and regulations of the SEC thereunder;

                 (ii) cooperate in good faith with Ponder and its underwriters, if any, in connection with such registration, including placing the Purchase Shares in escrow or custody to facilitate the sale and distribution thereof provided that such escrow or custody arrangement shall be no more restrictive upon Seller than upon any other holder of Ponder Stock for the benefit of whom such registration is undertaken; and

                 (iii) make no further sales or other dispositions, or offers therefor, of the Purchase Shares under such registration statement if, during the effectiveness of such registration statement, an intervening event should occur which, in the opinion of counsel to Ponder, makes the prospectus included in such registration statement no longer comply with the Securities Act, so long as written notice containing the facts and legal conclusions relied upon by Ponder in this regard has been received by Seller from Ponder, until such time as Seller has received from Ponder copies of a new, amended or supplemented prospectus complying with the Securities Act, which prospectus shall be delivered to Seller by Ponder as soon as practicable after such notice.

                 (d) Allocation of Expenses. If and whenever Ponder is required by the provisions of this Section 11.4 to use its best efforts to effect the registration of the Purchase Shares under the Securities Act, Ponder shall pay the costs and expenses in connection therewith; provided, however, that Seller shall pay all underwriting discounts, selling commissions and stock transfer taxes attributable to the Purchase Shares under such registration statement.

                 (e) Indemnification. In the event of any registration of any of the Purchase Shares under the Securities Act pursuant to this Section 11.4, Seller shall indemnify and hold harmless, Ponder, each director of Ponder, each officer of Ponder who shall sign such registration statement, each underwriter and any person who controls Ponder or such underwriter within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to Ponder or its underwriter through an instrument duly executed by any of Seller specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement.

         12. NON-COMPETITION AGREEMENT. For a period of two (2) years from the date hereof, neither Seller nor any Affiliate of Seller shall, within the areas in which Ponder and Target have each conducted business in the two years preceding the Closing Date (i) compete directly or indirectly with the business engaged in by Target as of the Closing Date, (ii) solicit directly or indirectly any of the accounts of Target or (iii) become the employee or consultant of or otherwise render services to, or own any interest in, any enterprise that directly or indirectly competes with the business engaged in by Target as of the Closing Date. For purposes of this Section 12, the term "accounts" shall mean any Person for which Target has performed or does perform services or to which Target has sold or does sell merchandise during the period beginning two years immediately prior to the date of this Agreement and ending one year after the date of this Agreement.

         13. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Seller recognizes and acknowledges that it has and will have access to certain confidential information of Target, such as lists of customers and costs and financial information, that is valuable, special and unique property of Target. Seller agrees that it will not disclose, and Seller will use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person or for any purpose or reason whatsoever, except to authorized representatives of Purchaser.

         14. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement.

         15. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

                 (a)      If to Purchaser, at:

                          Ponder Industries, Inc.
                          P. O. Drawer 2229
                          Alice, Texas  78333
                          Attention:  Larry Armstrong
                          Facsimile No.: 512-664-8451

                          With a copy to:

                          Phillip M. Renfro
                          Fulbright & Jaworski L.L.P.
                          300 Convent Street, Suite 2200
                          San Antonio, Texas  78205
                          Facsimile No.: 210-224-8336


                 (b)      If to Seller, at:

                          Panther Oil Tools Ltd.
                          c/o Sydney Vane House
                          P. O. Box 201
                          Rue du Commerce
                          St. Peter Port
                          Guernsey
                          Channel Islands
                          Attention:  John Le Seelleur
                          Facsimile No.: 44 1481 725 054

                          With a copy to:

                          Charles D. Powell
                          Brown, Parker & Leahy, L.L.P.
                          Citicorp Center
                          1200 Smith, Suite 3600
                          Houston, Texas  77002-4595
                          Facsimile No.:   713-654-1871

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 14 shall be effective (i) if delivered personally, when delivered, (ii) if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, 24 hours after sending and (iii) if mailed, 48 hours after mailing.

         16.     REMEDIES FOR BREACH.

         16.1 Arbitration. The parties agree that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in Houston, Texas pursuant to the rules of the American Arbitration Association. If Purchaser on the one hand and Seller, on the other hand cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by Purchaser on the one hand and Seller, on the other hand (or, if either fails to make a choice, by the American Arbitration Association on behalf of such party) and the two arbitrators so chosen will select a third. The decisions of the single arbitrator jointly selected by the parties, or, if three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. Fees of the arbitrators and costs of arbitration shall be borne by the parties in such manner as shall be determined by the arbitrator or arbitrators.

         17.     GENERAL PROVISIONS.

         17.1 Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

         17.2 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intentions of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

         17.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         17.4 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         17.5 Assignment. Except as specifically permitted herein, this Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

         17.6 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance.

         17.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

         17.8 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

         18. TERMINATION. This Agreement may be terminated without further obligation of the parties, as follows:

         18.1 Mutual Consent. This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties hereto.

         18.2 Failure of Conditions. By either party hereto, if the conditions, as set forth in this Agreement, to such party's obligations under this Agreement are not fulfilled on or prior to the Closing Date; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

         18.3 Failure to Close. This Agreement will automatically terminate at the end of the day on May 31, 1996, if the Closing shall not have occurred on or before such date, unless the parties shall have otherwise agreed in writing prior to such date. No party will be liable in damages to any other party as a result of termination pursuant to this Section 18.3 unless the failure of the Closing was due to the failure of such party to comply with the terms of this Agreement or the failure of a party to close the transaction if all conditions had otherwise been satisfied.

                           [signatures on next page]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           PURCHASER:

                                           PONDER ENERGY SERVICES, INC.


                                           By: /s/  Ponder Energy Services, Inc.
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           TARGET:

                                           PANTHER OIL TOOLS (UK) LTD.



                                           By: /s/ Panther Oil Tools (UK) Ltd.
                                               --------------------------------
                                           Name:   John Le Seelleur
                                           Title:  Managing Director


                                           SELLER:

                                           PANTHER OIL TOOLS LTD.



                                           By: /s/ Panther Oil Tools Ltd.
                                               --------------------------------
                                           Name:  John Le Seelleur
                                           Title: Managing Director